Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  April 28, 2011

First Quarter Net Earnings Grow 21%
At Citizens Bancorp of Virginia, Inc.

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $734 thousand, or $0.31 per share, for the quarter ended March 31, 2011. This result is a 21% increase in net income as compared to the year-earlier period. Net income for the first quarter of 2010 was $608 thousand, which was $0.26 per share. The return on average assets for the quarter ended March 31, 2011 was 0.90% as compared to the same period in 2010 when the return on average assets was 0.76%. For March 31, 2011, the Company reported total consolidated assets of $331.0 million or an increase of $500 thousand or 0.2% from the $330.5 million reported at December 31, 2010. Year-over-year total asset growth at March 31, 2011 was $4.7 million or 1.4% greater than at March 31, 2010. During the first quarter of 2011, the Bank benefited from a decline in its cost of funds and loan loss provision, as well as a slight increase in loan origination activity. Deposit account balances declined $2.1 million to $275.9 million at March 31, 2011 as compared to $278.0 million at December 31, 2010. The decline in deposit balances was namely attributable to the maturity of a single $3 million certificate of deposit from a municipal entity which was not renewed. With the exclusion of this CD, deposit balances actually grew nearly $1 million for the three month period.

Net Interest Income

The Company’s fully tax-equivalent net interest margin for the three months ended March 31, 2011 was 4.19% as compared to 4.10% for the three months ended March 31, 2010. The net interest margin improvement of nine basis points was primarily a result of a reduction of 24 basis points in the cost of funds from 1.69% for the three months ended March 31, 2010 to 1.45% for the three months ended March 31, 2011. Non-accrual loans during the first quarter of 2011 averaged $3.9 million or $1.7 million less than the average balance of $5.6 million for the first quarter of 2010. The total earning asset yield was 5.56% for the quarter ended March 31, 2011; a decrease of 13 basis points from the 5.69% that was recorded for the quarter ended March 31, 2010. While the loan yield and taxable-equivalent yield for investments both showed increases of 8 basis points and 2 basis points, respectively, as compared to the quarter ended March 31, 2010, the change in the mix of earning assets resulted in the quarter-to-quarter decline in overall earning asset yield. Average loan balances for the first quarter of 2011 were $201.9 million or a decrease of $13.8 million from the average balance of $215.7 million during the first quarter of 2010. Meanwhile, the average balance of investment securities for the first quarter of 2011 increased by $12.7 million to $85.5 million as compared to $72.8 million for the same period during 2010. The tax equivalent yield of the investment securities was 4.09% during the quarter ended March 31, 2011 as compared to 4.07% tax equivalent yield reported in the same period of 2010. The yield on loans increased 8 basis points to 6.51% for the three months ended March 31, 2011 as compared to 6.43% for the three months ended March 31, 2010.

The cost of funds for the quarter ended March 31, 2011 was 1.45% or a decrease of 24 basis points when compared to the first quarter of 2010 when the cost of funds was 1.69%. The most significant overall contributor to the decline was the reduction in the cost of money market deposit accounts and time deposits; the decline was 53 and 25 basis points, respectively, when comparing the first quarter of 2011 to the first quarter of 2010.

Provision for Loan Losses

Management recorded $150 thousand in provision for the allowance for loan losses during the quarter ended March 31, 2010 compared to $300 thousand for the same quarter in 2010. The Bank charged-off $53 thousand in loan balances in the first quarter of 2011 as compared to $66 thousand during the first quarter of 2010.

At March 31, 2011, loans past due 30 days or more and non-accrual loans totaled $7.012 million, which is a reduction of $3.985 million from March 31, 2010 of when the loans past due 30 days or more and non-accrual loans totaled $10.997 million. When comparing the March 31, 2011 amount to the December 31, 2010 total of $7.067 million, the first quarter of 2011 indicates a stabilization of loans past due 30 days or more and non-accrual loans. Management believes the allowance for loan losses was adequately provided for as of March 31, 2011.

Noninterest Income

Noninterest income for the first quarter ended March 31, 2011 was $563 thousand as compared to $557 thousand for the first quarter ended March 31, 2010. Revenue segments that contributed to higher year-over-year income was from ATM fee income which increased $32 thousand, bank-owned life insurance and net gain on loan sales each increased $4 thousand for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. Service charges on deposit accounts declined $22 thousand in the first quarter of 2011 as compared to the first quarter of 2010.

Noninterest Expense

Non-interest expense totaled $2.434 million for the three months ended March 31, 2011, which is an increase of $66 thousand or 2.79% when compared to the same period in 2010 when non-interest expense totaled $2.368 million. The reported year-over-year increase for the first quarter was primarily related to higher FDIC deposit insurance expense ($45 thousand) and data processing costs ($19 thousand). For the three months ended March 31, 2011, employee compensation costs were $1.369 million which is $5 thousand or 0.4% greater than the three months ended March 31, 2010. The increase in employee compensation was primarily the result of a reduction in the deferral of loan origination costs of $23 thousand for the three months ended March 31, 2011 versus the year-earlier period. Net occupancy and equipment expense for the first quarter of 2011 totaled $149 thousand and $122 thousand, respectively, which is a decrease from the $153 thousand for net occupancy expense and $131 thousand for equipment expense reported for the first quarter of 2010. FDIC deposit insurance cost for the three months ended March 31, 2011 was $201 thousand or $45 thousand greater than the $156 thousand reported for the three months ended March 31, 2010. The increase in deposit insurance cost was namely due to the higher deposit account balances than the year earlier period. Other expenses totaled $593 thousand or $29 thousand greater than the $564 thousand reported for the three months ended March 31, 2010. For the three months ended March 31, 2011, the Bank incurred higher costs for data processing, collection costs and OREO expense and this was partially offset with the recovery of nearly $40 thousand in foreclosure costs as a result of collecting on loan guarantees.

Balance Sheet

Consolidated assets totaled $331.0 million at March 31, 2011 which is an increase of $500 thousand or 0.2% from the $330.5 million reported at December 31, 2010. Federal Funds Sold balances declined $4.6 million during the first quarter of 2011 as funds were used to purchase securities available for sale which increased $4.2 million from $82.7 million at December 31, 2010 to $86.9 million at March 31, 2011. Securities available for sale increased $9 million or 11.6% when compared to the balance of $77.9 million at March 31, 2010.  Loans held for investment, net of the allowance for loan losses totaled $201.0 million at March 31, 2011 as compared to $200.5 million at December 31, 2010, an increase of $500 thousand. Gross loans outstanding decreased $10.3 million and the allowance for loan losses decreased $638 thousand when compared to March 31, 2010.  At March 31, 2011, net other real estate owned totaled $3.5 million or an increase of $100 thousand when compared to the $3.4 million at December 31, 2010 and an increase of $2.3 million from March 31, 2010.

Stockholders’ equity at March 31, 2011 was $40.3 million, resulting in a book value per common share of $17.18, which compares to stockholders equity of $39.6 million at December 31, 2010 and $39.3 million at

March 31, 2010 that result in a book value per common share of $16.84 and $16.62, respectively. The Company’s capital level was considered well-capitalized according to regulatory guidelines at March 31, 2011, with the Tier 1 Leverage ratio at 12.31% and Total Risk-Based ratio at 21.64%.

President and CEO, Joseph D. Borgerding commented, “We are very pleased with a 21% increase in net income as compared to the first quarter of 2010. The Bank is experiencing a slight improvement in loan demand and management is very encouraged by the continued improvement in our net interest margin. While our region is still in the early stages of economic recovery, management anticipates a very measured rate of asset growth.” Mr. Borgerding added “The Company’s capital position remains very strong with a Tier 1 Leverage Ratio of 12.31%. As a result of this strong capital position, the Board continues to support the stock repurchase plan that has been in effect since August 2007 and is used to purchase and retire outstanding shares of Citizens Bancorp of Virginia stock. This program adds liquidity to the stock, may increase the book value of the remaining shares and allows the Company to buy back equity at reasonable market prices.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(Dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
Assets	2011	2010

Cash and due from banks	$6,430	$5,427
Interest-bearing deposits in banks	1,831	1,857
Federal funds sold	10,776	15,460
Securities available for sale, at fair market value	86,852	82,745
Restricted securities, at cost	1,079	1,079
Loans, net of allowance for loan losses of $2,273
and $2,168	201,002	200,515
Premises and equipment, net	7,104	7,135
Accrued interest receivable	1,707	1,816
Other assets	10,735	10,996
Other real estate owned, net of valuation allowance of $76	3,525	3,425

Total assets	$331,041	$330,455

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$34,854	$33,161
Interest-bearing	241,083	244,827
Total deposits	$275,937	$277,988
FHLB advances	5,000	5,000
Other borrowings	6,514	5,149
Accrued interest payable	909	886
Accrued expenses and other liabilities	2,336	1,795
Total liabilities	$290,696	$290,818

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,348,509 for 2011 and 2,353,509 for 2010	1,174	1,177
Additional paid-in capital	- -	- -
Retained earnings	39,580	39,308
Accumulated other comprehensive loss	(409)	(848)
Total stockholders' equity	$40,345	$39,637

Total liabilities and stockholders' equity	$331,041	$330,455

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
Interest and Dividend Income
Loans, including fees	3,241	3,420
Investment securities:
Taxable	484	498
Tax-exempt	258	160
Federal Funds sold	7	5
Other	4	4
Total interest and dividend income	3,994	4,087

Interest Expense
Deposits	982	1,131
Borrowings	38	37
Total interest expense	1,020	1,168

Net interest income	2,974	2,919

Provision for loan losses	150	300

Net interest income after provision
for loan losses	2,824	2,619

Noninterest Income
Service charges on deposit accounts	239	261
Net gain on sales of securities	-	4
Net gain on sales of loans	14	10
Net gain on sale of other real estate owned	7	-
Income from bank owned life insurance	72	68
ATM fee income	182	150
Other	49	64
Total noninterest income	563	557

Noninterest Expense
Salaries and employee benefits	1,369	1,364
Net occupancy expense	149	153
Equipment expense	122	131
FDIC deposit insurance	201	156
Other	593	564
Total noninterest expense	2,434	2,368

Income before income taxes	953	808

Income taxes	219	200

Net income	734	608
Earnings per share, basic & diluted	0.31	0.26

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Regulatory Capital Ratios
And Performance Ratios

(Dollars in thousands, except per share data)
	Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Per Share Data:
Earnings per weighted
average share	0.31	0.32	$0.32	$0.34	$0.26

Weighted average shares
outstanding	2,348,787	2,357,779	2,364,252	2,364,942	2,368,932

Actual shares outstanding	2,348,509	2,353,509	2,363,839	2,364,639	2,365,239

Book value per share
at period end	$17.18	$16.84	$17.40	$16.93	$16.62

Dividend per share	$0.17	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	0.90%	0.91%	0.91%	0.99%	0.76%

Net interest margin, (FTE)1	4.19%	3.88%	4.06%	4.17%	4.10%

Efficiency ratio2	66.38%	67.31%	67.74%	65.46%	68.14%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.31%	12.22%	12.14%	12.15%	12.49%

Total risk-based capital ratio	21.64%	21.73%	21.10%	21.26%	21.08%

Allowance for loan losses
to total loans	1.12%	1.07%	1.46%	1.41%	1.36%

Non-accruing loans to
total loans	1.83%	1.89%	2.79%	2.47%	2.67%

Net charge-offs (net recoveries)
to average loans (annualized)	0.09%	2.02%	0.38%	0.26%	0.12%

1 The net interest margin is reported on a tax equivalent basis. GAAP income presented on the income statement for investment securities totaling $742 thousand, for the period ended March 31, 2011, has been adjusted to $874 thousand in order to reflect the taxable equivalence of the tax-exempt securities, using a Federal income tax rate of 34%. The prior periods shown on the table were likewise adjusted.

2 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:        Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

**********************************************************************